3rd Quarter Fiscal 2021 Earnings Slide Deck Exhibit 99.2

Safe-Harbor Statement This presentation contains forward-looking statements that are subject to risks and uncertainties, and which reflect management’s current beliefs and estimates of future economic circumstances, industry conditions, Company performance, financial results and planned financing. You can find a discussion of many of these risks and uncertainties in the annual, quarterly and current reports that the Company files with the Securities and Exchange Commission. Investors should understand that a number of factors (including but not limited to the lingering effects of the COVID-19 pandemic and related public health measures on plant operations, workforce availability, supply chain availability, and product demand) could cause future economic and industry conditions and the Company’s actual financial condition and results of operations to differ materially from management’s beliefs expressed in the forward-looking statements contained in this presentation. These factors include those outlined in the “Risk Factors” section of the Company’s most recent annual report on Form 10-K filed with the Securities and Exchange Commission, and investors are urged to review these factors when considering the forward-looking statements contained in this presentation. For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. For full financial statement information, please see the Company’s earnings release dated July 1, 2021.

Third Quarter Summary Revenues increased $38.8 million compared to prior year Irrigation increased $44.7 million Infrastructure decreased $5.8 million Operating income increased $5.5 million compared to prior year results Irrigation increased $8.5 million Infrastructure decreased $4.4 million Corporate expense decreased $1.4 million, primarily due to lower incentive compensation expense Amounts in millions, except per share amounts Revenue Operating Income Diluted EPS +32% +73% +35%

Third Quarter and YTD Financial Summary 4 Certain immaterial reclassifications have been made to the prior year operating results to conform with the current year presentation, as revenue and operating income from certain product lines included within the infrastructure reporting segment in the prior year are now included within the irrigation reporting segment.

Current Market Factors 5 As of May 2021, U.S. corn and soybean prices have reached multi-year highs as a result of lower production levels in 2020 coupled with higher demand coming primarily from increased exports to China. Net farm income for 2020 of $121.1 billion increased 46 percent from the prior year. Most of the increase was attributed to higher federal government direct farm program payments. Net farm income for 2021 is estimated to decrease 8 percent to $111.4 billion. Federal government direct farm program payments are estimated to return to more historical levels while cash receipts from crops and livestock are projected to increase. Commodity prices have improved substantially since this estimate. Significant increases in raw material and other costs have resulted in short-term margin pressure until increased costs are fully recovered by price increases. Constraints on availability of raw materials, labor and trucking resources extend lead times for deliveries. Irrigation Infrastructure The five-year $305 billion U.S. highway bill (the “FAST Act”) expired September 30, 2020 and was extended for one year. The extension includes an additional $13.6 billion added to the Highway Trust Fund. Construction activity has slowed globally as a result of delays in approvals and government budget constraints caused by the COVID-19 pandemic. A Federal COVID-19 relief bill signed December 27, 2020 includes $10 billion of emergency aid for state departments of transportation to help fund eligible projects. A Federal COVID-19 relief bill signed March 11, 2021 provides $350 billion in additional assistance to states and local governments. President Biden and a group of bipartisan Senators agreed to a $1.2 trillion infrastructure framework that includes, among other things, $120 billion above-baseline funding for roads and bridges.

Irrigation Segment North America revenue increased $24.5 million Higher irrigation equipment unit sales volume Higher average selling prices Lower engineering services revenue International revenue increased $20.2 million Higher irrigation equipment unit sales volume in most markets Higher average selling prices Favorable currency impact of $2.3 million Operating income increased $8.5 million Higher irrigation system unit volume Partially offset by the impact of higher raw material and other costs Revenue Operating Income North America International FY20 FY21 Amounts in millions Certain immaterial reclassifications have been made to the prior year operating results to conform with the current year presentation, as revenue and operating income from certain product lines included within the infrastructure reporting segment in the prior year are now included within the irrigation reporting segment. +62% +55% +39%

Infrastructure Segment Total revenue decreased $5.8 million Lower Road Zipper System® sales Highways England project and Japan order in the prior year amounted to over $9.0 million Higher Road Zipper System® lease revenue Increased sales of road safety products Operating income decreased $4.4 million Lower revenues Less favorable margin mix of revenues compared to the prior year Higher raw material and other costs compared to the prior year Revenue Operating Income Amounts in millions Certain immaterial reclassifications have been made to the prior year operating results to conform with the current year presentation, as revenue and operating income from certain product lines included within the infrastructure reporting segment in the prior year are now included within the irrigation reporting segment. -21% -54%

Innovation Leadership: Addressing Global Megatrends Capitalizing on global megatrends Key Trends Food Security Water Scarcity Land Availability Mobility Safety Reducing Emissions Labor Savings

Strong Commitment to Sustainable Practices Our mission is to provide solutions that conserve natural resources, enhance the quality of life for people, and expand our world’s potential. Investing in sustainable technologies Improving our operational footprint Empowering and protecting our people Engaging in our local communities Operating with integrity 1 2 3 4 5

Summary Balance Sheet and Liquidity As of May 31, 2021: Available liquidity of $190.5 million, with $140.5 million in cash, cash equivalents and marketable securities and $50.0 million available under revolving credit facility Total debt of $115.8 million, of which $115.0 million matures in 2030 A funded debt to EBITDA leverage ratio (as defined in our credit agreements) of 1.3 compared to a covenant limit of 3.0

Summary of Cash Flow YTD FY21 capital expenditures include $8.5 million to exercise a purchase option for the land and buildings related to the Company’s manufacturing operation in Turkey Capital expenditures for the 2021 fiscal year are expected to be between $25 million and $27 million

Capital Allocation – A Balanced Approach Allocation History (1) Other includes debt repayments, net cash sources/uses from note receivables, net investment hedges, stock compensation and related tax benefits. Targeted cash balance of $60-75 million, including international accounts To support cyclical and seasonal fluctuations in working capital and projected capital expenditures $115 million in Senior Notes maturing on 2/19/30 at annual interest rate of 3.82% The Company’s prioritization for cash use: Working capital to support organic growth New product development Capital expenditures - expected to be $25-27 million in fiscal 2021 Acquisitions that align with strategic priorities Dividend payments Opportunistic share repurchases Allocation Plan